EXHIBIT 5.1

Law Offices of Thomas E. Puzzo, PLLC
3823 44th Ave. NE
Seattle, Washington 98105
Tel: (206) 522-2256 / Fax: (206) 260-0111 / E-mail: tpuzzo@msn.com

Writer’s e-mail: tpuzzo@msn.com
Writer’s cell: (206) 412-6868

July 30, 2013

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Terra Tech Corp., a Nevada corporation; Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

We have acted as counsel to Terra Tech Corp., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the registration, offer and resale of 10,085,259 shares of common stock, par value $0.001 per share, issuable pursuant to a Common Stock Purchase Agreement dated April 29, 2013, and (ii) the registration, offer and resale of up to 595,239 shares of common stock, par value $0.001 per share, of the Company, by certain selling stockholders of the Company, and (iii) 13,211,144 shares of common stock being offered and sold by certain selling stockholders upon the conversion of 6% Senior Secured Convertible Debentures of the Company

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that (i) the 10,085,259 shares of common stock being offered and sold are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable, (ii) 595,239 shares of common stock being offered and sold by certain selling stockholders of the Company are duly authorized, legally and validly issued, fully paid and non-assessable, and (ii) the 13,211,144 shares of common stock being offered and sold by certain selling stockholders upon the conversion of the 6% Senior Secured Convertible Debentures of the Company are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Law Offices of Thomas E. Puzzo, PLLC